UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2025

TRANSCODE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40363	81-1065054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

TransCode Therapeutics, Inc.

6 Liberty Square, #2382
Boston, Massachusetts 02109

(Address of principal executive offices, including zip code)

(857) 837-3099

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RNAZ	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Explanatory Note

TransCode Therapeutics, Inc., a Delaware corporation (the “Company”), is filing this Amendment No. 1 (the “Amendment”) to its Current Report on Form 8-K originally filed with the Securities and Exchange Commission (the “SEC”) on October 8, 2025 (the “Original Form 8-K”) solely to correct the incorrect price per share of Series B Preferred Stock (as defined below) which was inadvertently included in Item 1.01 and Exhibit 10.1. For convenience, the Company has repeated the full text of Item 1.01 of the Original Form 8-K below with corrected information included. In addition, the corrected version of the Investment Agreement (as defined below) is filed as Exhibit 10.1 hereto and supersedes and replaces in its entirety Exhibit 10.1 to the Original Form 8-K. Except as stated in this Explanatory Note, this Amendment does not otherwise change or update the disclosure set forth in the Original Form 8-K.

Item 1.01	Entry into a Material Definitive Agreement.

Membership Interest Purchase Agreement and Investment Agreement

On October 8, 2025, the Company entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with DEFJ, LLC, a Delaware limited liability company (“DEFJ”), pursuant to which the Company acquired 100% of the issued and outstanding membership interests of ABCJ, LLC, a Delaware limited liability company (“ABCJ”) (such transaction, the “Acquisition”). Prior to the Acquisition, ABCJ was a wholly owned subsidiary of DEFJ and an indirect wholly owned subsidiary of CK Life Sciences Int’l., (Holdings) Inc., a listed entity on the Main Board of the Hong Kong Stock Exchange.

Under the terms of the Purchase Agreement, upon the consummation of the Acquisition, which occurred concurrently with the execution of the Purchase Agreement (the “Closing”), in exchange for all of the membership interests of ABCJ outstanding immediately prior to the Closing, the Company issued to DEFJ an aggregate of (i) 83,285 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), which shares represented 9.99% of the shares of Common Stock outstanding immediately prior to the Closing, and (ii) 1,152.9568 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) (as described below). In addition, the Company has agreed to make up to $95,000,000 in contingent milestone payments to DEFJ upon the achievement of certain milestones. Each share of Series A Preferred Stock is convertible into 10,000 shares of Common Stock, as described below. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation (as defined and described below). The Acquisition is intended to be treated as a taxable exchange for U.S. federal income tax purposes.

Concurrently with the Acquisition, on October 8, 2025, the Company entered into an Investment Agreement (the “Investment Agreement”) with DEFJ. Pursuant to the Investment Agreement, DEFJ agreed to purchase, and the Company agreed to issue and sell in a private placement, an aggregate of 223.7337 shares of Series B Non-Voting Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), for a price per share of $111,740, for an aggregate purchase price of approximately $25 million, consisting of a cash subscription amount of approximately $20 million and a promissory note (the “Promissory Note”) in the aggregate principal amount of approximately $5 million (the “Investment”). The Promissory Note has a principal amount of approximately $5 million and accrues interest at a rate of 4% per annum, calculated as simple interest on a 365-day year. The principal and accrued but unpaid interest are due and payable on January 1, 2026 and secured by 44.7467 shares of the Series B Preferred Stock issued to DEFJ. Each share of Series B Preferred Stock is convertible into 10,000 shares of Common Stock, as described below. The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred Stock are set forth in the Certificate of Designation. The closing of the Investment is expected to occur on or around October 8, 2025.

Tungsten Advisors (through its broker-dealer, Finalis Securities LLC) (“Tungsten”) acted as the financial advisor to the Company in connection with the Acquisition and as placement agent for the Company in connection with the Investment. As partial compensation for services rendered by Tungsten, the Company issued to Tungsten and its affiliates and designees an aggregate of 59.2255 shares of Series A Preferred Stock.

The Board of Directors of the Company (the “Board”) unanimously approved the Purchase Agreement, the Investment Agreement and the related transactions, and the consummation of the Acquisition and the Investment was not subject to approval by the Company’s stockholders. Pursuant to the Purchase Agreement, the Company has agreed to hold a stockholders’ meeting to submit the following matters to its stockholders for their consideration: (i) the approval of the conversion of the shares of Series A Preferred Stock into shares of Common Stock in accordance with the rules of the Nasdaq Stock Market LLC (the “Conversion Proposal”) and (ii) the approval of a “change of control” under Nasdaq Listing Rules 5110 and 5635(b) (the “Change of Control Proposal” and, together with the Conversion Proposal, the “Meeting Proposals”). In connection with these matters, the Company has agreed to file a proxy statement on Schedule 14A with the SEC within 30 days following receipt by the Company of all of the financial statements required to be delivered pursuant to Section 4.14 and Section 4.2(e) of the Purchase Agreement.

Reference is made to the description of the Preferred Stock and summary of the Certificate of Designation in Item 5.03 of this Current Report on Form 8-K, which is incorporated into this Item 1.01 by reference.

The foregoing descriptions of the Acquisition, the Investment, the Purchase Agreement and the Investment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and Investment Agreement, copies of which are filed as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

The Purchase Agreement and the Investment Agreement have been filed herewith to provide investors and securityholders with information regarding their terms. They are not intended to provide any other factual information about the Company, on the one hand, or DEFJ, ABCJ or OpCo (as defined in the Purchase Agreement), on the other hand. The Purchase Agreement and the Investment Agreement contain representations, warranties and covenants that the Company and DEFJ made to each other as of specific dates. The assertions embodied in those representations, warranties and covenants were made solely for purposes of the Purchase Agreement and the Investment Agreement between the Company and DEFJ and may be subject to important qualifications and limitations agreed to by the Company and DEFJ in connection with negotiating their terms, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement and the Investment Agreement. Further, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to investors or securityholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement and the Investment Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Contingent Value Rights Agreement

At or around the Closing, the Company entered into a Contingent Value Rights Agreement (the “CVR Agreement”) with Equiniti Trust Company, LLC as rights agent (the “Rights Agent”), pursuant to which each holder of Common Stock as of as of 5:00 p.m. Eastern Time on October 20, 2025, including those holders receiving shares of Common Stock in connection with the Acquisition, is entitled to one contractual contingent value right (each, a “CVR”) issued by the Company, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Common Stock held by such holder as of such time. The CVR Agreement has a term of seven years.

When issued, each CVR will entitle the holders thereof (the “Holders”), in the aggregate, to 50% of the Net Proceeds (as defined in the CVR Agreement) from any Upfront Payment (as defined in the CVR Agreement) or Milestone Payment (as defined in the CVR Agreement) received by the Company in a given calendar quarter.

The distributions in respect of the CVRs that become payable will be made on a quarterly basis and will be subject to a number of deductions, subject to certain exceptions or limitations, including but not limited to certain taxes and certain out-of-pocket expenses incurred by the Company.

Under the CVR Agreement, the Rights Agent has, and Holders of at least 40% of the CVRs then-outstanding have, certain rights to audit and enforcement on behalf of all Holders. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than as permitted pursuant to the CVR Agreement.

The foregoing description of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the CVR Agreement, a copy of which is included as Exhibit B to the Purchase Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Registration Rights Agreement

On October 8, 2025, in connection with the Acquisition and Investment, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with DEFJ. Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a resale registration statement with the SEC within 75 calendar days following the closing of the Acquisition and the Investment with respect to the shares of Common Stock and the Common Stock underlying the Preferred Stock issued to DEFJ pursuant to the Acquisition and the Investment, as well as the Common Stock underlying the up to 28.4291 shares of Series A Preferred Stock issuable to DEFJ as a one-time payment-in-kind dividend as set forth in the Certificate of Designation described below. The Company will use its commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. In addition, the Company granted certain demand and piggy-back registration rights to DEFJ.

The Company has also agreed, among other things, to indemnify DEFJ and its partners, members, directors, officers, stockholders, legal counsel, accountants and underwriters and each Person who controls any such holder or underwriter (within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The foregoing summary of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Repurchase Agreement

On October 8, 2025, in connection with the Acquisition, the Company entered into a Repurchase Agreement (the “Repurchase Agreement”) with DEFJ. The Repurchase Agreement provides that DEFJ has the right, but not an obligation, to, upon the occurrence of certain events after the Closing, exercise an option to acquire all of the Company’s and its subsidiaries’ rights in and to the membership interests of ABCJ from the Company, in accordance with the terms and conditions of the Repurchase Agreement.

The foregoing summary of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
2.1*+	Membership Interest Purchase Agreement, dated October 8, 2025, relating to ABCJ, LLC by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

3.1+	Certificate of Designation of Series A Non-Voting Convertible Preferred Stock and Series B Non-Voting Convertible Preferred Stock of TransCode Therapeutics, Inc., dated October 8, 2025.

4.1*+	Registration Rights Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

10.1*	Investment Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

10.2+	Repurchase Agreement, dated October 8, 2025, by and between TransCode Therapeutics, Inc. and DEFJ, LLC.

99.1+	Press Release of TransCode Therapeutics, Inc., dated October 8, 2025.

99.2+	Presentation, dated October 8 , 2025.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

* Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

+ Previously filed or furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSCODE THERAPEUTICS, INC.

	By:	/s/ Thomas A. Fitzgerald
	Name:	Thomas A. Fitzgerald
	Title:	Chief Financial Officer and Secretary
October 8, 2025